Exhibit 99.1

IPSCO COMMENTS ON RUMORS

[Lisle, Illinois April12, 2007] — In response to market rumors and noting recent appreciation in its stock price, IPSCO Inc. confirmed today that it is currently in discussions that could lead to a potential acquisition of the Company. There can be no assurance that any transaction will occur, or as to the timing, structure or terms of any transaction.

IPSCO is a leading producer of energy tubulars and steel plate in North American with an annual steel making capacity of four million tons. With the acquisition of NS Group, IPSCO now operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. The Company’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production. IPSCO trades as “IPS” on both the New York and Toronto Stock Exchanges.

For more information about IPSCO, log on to www.ipsco.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO believes the anticipated future results, performance or achievements expressed or implied by the forwardlooking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced; general economic conditions; a significant change in the timing of, or the imposition of any governmental conditions; the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction; and changes in financial markets. These and other factors are outlined in the Company’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in the Company’s 2005 Form 10-K, and its MD&A, particularly as discussed under the heading “Risk Factors Related To Our Industry”. IPSCO undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630 810-4772
tfilstrup@ipsco.com
Release #07-10

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